Exhibit 10.57

PERFORMANCE UNIT AWARD AGREEMENT
THIS PERFORMANCE UNIT AWARD AGREEMENT (the “Agreement”), dated as of the [ ] day of [ ], 20[ ], governs the Performance Unit Award granted by ARMADA HOFFLER PROPERTIES, INC., a Maryland corporation (the “Company”), to [ ] (the “Participant”), in accordance with and subject to the provisions of the Company’s 2013 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.

1.
Grant of Performance Units. In accordance with the Plan, and effective as of [ ], 20[ ] (the “Grant Date”), the Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, an award of Performance Units (the “Award”). The Performance Units are notional units (not actual shares of Common Stock), representing an unfunded, unsecured right to receive shares of Common Stock in the future based on the level of achievement of the performance criteria set forth in Exhibit A over a performance period commencing on [ ], 20[ ], and ending on the earlier of (a) the day preceding the third anniversary thereof, and (b) a Control Change Date (the “Performance Period”). The “target” number of Performance Units awarded is [_________] (the “Target Award”). The actual number of Performance Units earned will be determined in accordance with Exhibit A and Section 2 of this Agreement, and may be greater than or less than the Target Award.

2.	Determination of Amount Earned; Vesting; Termination of Employment.

(a)
Determination of Amount Earned. Within sixty (60) days after the end of the Performance Period, the Committee shall determine the number of Earned Performance Units, if any, pursuant to Exhibit A and this Section 2(a). If a Control Change Date occurs during the Performance Period (resulting in the closing of the Performance Period as of the Control Change Date), the amount of Earned Performance Units shall be determined as follows: (i) the amount of Performance Units earned based on Absolute TSR (as such term is defined in Exhibit A), if any, shall be calculated based on the Company’s Absolute TSR through the Control Change Date, with the Absolute TSR percentages in the left column of the table in Section 2(a) of Exhibit A prorated by multiplying such percentages by a fraction, the numerator of which is the number of days from and including the first day of the Performance Period through the Control Change Date, and the denominator of which is 1,096, and (ii) the amount of Performance Units earned based on Relative TSR (as such term is defined in Exhibit A), if any, shall be calculated in accordance with Exhibit A based on TSR calculated through the Control Change Date.

(b)
Vesting. Subject to Section 2(c) below, fifty percent (50%) of any Earned Performance Units shall vest on the last day of the Performance Period, twenty-five percent (25%) of any Earned Performance Units shall vest on the first (1st) anniversary of the last day of the Performance Period, and the remaining twenty-five percent (25%) of any Earned Performance Units shall vest on the second (2nd) anniversary of the last day of the Performance Period (each such date, a “Vesting Date,” and each period between the first day of the Performance Period and a Vesting Date, a “Vesting Period”). For the avoidance of doubt, if a Control Change Date occurs during the Performance Period, the last day of the Performance Period shall be the Control Change Date for all purposes under this Agreement, including this Section 2(b).

(c)
Termination of Employment. Except as provided in Sections 2(c)(i) and (ii) below, if the Participant’s employment with the Company and its Affiliates (and any successors thereto) terminates on or before a Vesting Date, any unvested Performance Units shall immediately and automatically be forfeited as of the date of termination, and the Participant shall have no further rights with respect to this Award.

(i)
Involuntary Termination Before a Control Change Date. If, before a Control Change Date, the Participant’s employment with the Company and its Affiliates (and any successors thereto) terminates due to an Involuntary Termination, the number of Earned Performance Units that vest on each remaining Vesting Date (which shall not be accelerated due to the termination), if any, shall be prorated by multiplying the number of Earned Performance Units that otherwise would have vested on such Vesting Date by a fraction, the numerator of which is the number of days the Participant was employed during the applicable Vesting Period, and the denominator of which is the total number of days in the Vesting Period.

(ii)
Involuntary Termination Following a Control Change Date. If, within the period beginning on a Control Change Date and ending on the date twenty-four (24) months following the Control Change Date, the Participant’s employment with the Company and its Affiliates (and any successors thereto) terminates due to an Involuntary Termination, all Earned Performance Units, to the extent unvested, shall immediately vest as of the date of the termination of employment and, within sixty (60) days following the date of such termination, the Company will issue to the Participant one share of Common Stock for each outstanding Earned Performance Unit (together with any related Dividend Equivalent Rights) provided the Participant has executed and delivered a general release of claims in favor of the Company and its Affiliates (and any successor(s) thereto) on the Company’s standard form of release agreement, and such release has become irrevocable within sixty (60) days following the date of termination. To the extent the Company determines that the Performance Units constitute nonqualified deferred compensation for purposes of Section 409A of the Code (“Section 409A”) and such sixty (60) day period spans two calendar years, any earned shares of Common Stock shall be issued in the later calendar year.

(iii)
Cause. For purposes of this Agreement, a termination of the Participant’s employment with the Company or an Affiliate (or any successors thereto) is with Cause if such employment is terminated on account of (i) the Participant’s continued failure to perform the duties and responsibilities of his or her position, the Participant’s failure to perform a material duty or the Participant’s material breach of an obligation under an agreement with the Company or a breach of a material and written Company policy other than by reason of mental or physical illness or injury, (ii) the Participant’s breach of a fiduciary duty to the Company, (iii) the Participant’s conduct that is demonstrably and materially injurious to the Company, materially or otherwise or (iv) the Participant’s conviction of, or plea of nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company and that in all cases is described in a written notice from the Company and that is not cured, to the reasonable satisfaction of the Company, within thirty (30) days after such notice is received by the Participant.

(iv)
Disability. For purposes of this Agreement, the Participant shall be considered to have a Disability if the Participant is considered “disabled,” as that term is used in Section 409A(a)(2)(C) of the Code.

(v)
Good Reason. For purposes of this Agreement, the Participant’s resignation is with Good Reason if the Participant resigns on account of (i) the Company’s material breach of an agreement with the Participant or a direction from the Board that the Participant act or refrain from acting which in either case would be unlawful or contrary to a material and written Company policy, (ii) a material reduction in the Participant’s base salary or annual bonus opportunity or (iii) a requirement that the Participant relocate the Participant’s employment more than fifty (50) miles from the location of the Participant’s principal office on the Date of Grant, without the consent of the Participant. The Participant’s resignation shall not be a resignation with Good Reason unless the Participant gives the Company written notice (delivered within thirty (30) days after the Participant knows of the event, action, etc. that the Participant asserts constitutes Good Reason), the event, action, etc. that the Participant asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Participant, within thirty (30) days after such notice and the Participant resigns effective not later than thirty (30) days after the expiration of such cure period.

(vi)
Involuntary Termination. For purposes of this Agreement, the term “Involuntary Termination” means a termination of the Participant’s employment (A) due to the Participant’s Disability or death, (B) by the Company or an Affiliate (or any successors thereto) without Cause, or (C) by the Participant for Good Reason.

3.
Timing and Manner of Payment of Earned Performance Units. Except as provided in Section 2(c)(ii) above, (a) within sixty (60) days following the first Vesting Date (either the last day of the Performance Period or the Control Change Date, as applicable), the Company shall issue to the Participant one share of Common Stock for each Earned Performance Unit that vests as of such Vesting Date, (b) with respect of any Earned Performance Units that vest on the first (1st) and/or second (2nd) anniversary of the last day of the Performance Period (or on such anniversaries of a Control Change Date, as applicable), the Company shall issue one share of Common Stock for each Earned Performance Unit that vests as of such Vesting Date, with such shares issued on the applicable Vesting Date.

4.
Tax Withholding. In accordance with Section 14.05 of the Plan (or any successor provision), the Company shall have the power and right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and other taxes (including the Participant’s payroll tax obligations) required by law to be withheld with respect to this Award. Any minimum statutory federal, state, district or city withholding tax obligations may be satisfied (a) by surrendering to the Company shares of Common Stock previously acquired by the Participant; or (b) by authorizing the Company to withhold or reduce the number of shares of Common Stock otherwise issuable to the Participant upon the settlement of the Performance Units.

5.
Dividend Equivalent Rights. The Participant shall also be entitled to Dividend Equivalent Rights with respect to the Performance Units. If the Company declares a normal dividend on its shares of Common Stock and the record date of such dividend is prior to the earlier of the date the Performance Units (i) are converted into shares of Common Stock or (ii) terminate, the Participant shall receive a Dividend Equivalent Right equal to such normal dividend for each outstanding Performance Unit. Any such Dividend Equivalent Rights shall be accumulated (without interest) and shall be subject to the same terms and conditions as are applicable to the Performance Units to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in this Agreement. Earned Dividend Equivalent Rights, if any, shall be paid either in cash or by issuance of a number of shares of Common Stock having a value equal to the amount of cash that would be paid if the Dividend Equivalent Rights were settled in cash, rounding down to the nearest whole share, as determined by the Committee in its sole discretion, with such payment or issuance of shares occurring on the date shares of Common Stock are issued in respect of the Earned Performance Units to which the Dividend Equivalent Rights relate.

6.
Transferability. The Performance Units and any right to receive shares of Common Stock and any related Dividend Equivalent Rights pursuant to this Award cannot be transferred, assigned, alienated, or otherwise encumbered in any manner other than by will or the laws of descent and distribution.

7.
Stockholder Rights. The Participant shall not have any privileges of a stockholder of the Company with respect to the Performance Units (including the right to vote and to receive dividends and other distributions paid with respect to shares of Common Stock) unless and until, and only to the extent, the Performance Units are settled by the issuance of shares of Common Stock to the Participant. Notwithstanding the foregoing, the Participant shall be entitled to Dividend Equivalent Rights pursuant to Section 5.

8.	Changes in Capitalization. The Performance Units shall be subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Common Stock.

9.
No Right to Continued Employment. Neither this Agreement nor the grant of the Performance Units shall give the Participant any rights with respect to continued employment by the Company or an Affiliate or interfere with the right of the Company or an Affiliate to terminate the Participant’s employment.

10.	Governing Law. This Agreement shall be governed by the laws of the State of Maryland except to the extent that Maryland law would require the application of the laws of another State.

11.
Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.

12.
Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and the Participant agrees to be bound by all the terms and provisions of the Plan.

13.
Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.

14.	Clawback Policy. This Award, and any amounts earned hereunder shall be subject to any clawback or similar policy of the Company, as may be adopted from time to time.

15.
Section 409A. It is intended that any amounts payable under this Performance Unit Award be exempt from the provisions of Section 409A and the Treasury Regulations relating thereto. No amount shall be payable pursuant to a termination of the Participant’s employment unless such termination constitutes a separation from service under Section 409A. To the extent any amounts payable upon the Participant’s separation from service are nonqualified deferred compensation under Section 409A, and if the Participant is at such time a specified employee under Section 409A, then to the extent required under Section 409A payment of such amounts shall be postponed until six (6) months following the date of the Participant’s separation from service (or until any earlier date of the Participant’s death), upon which date all such postponed amounts shall be paid to the Participant in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. The determination of whether the Participant is a specified employee shall made by the Company in accordance with Section 409A. Additionally, to the extent required under Section 409A, a Control Change Date shall not be deemed to have occurred unless the Change in Control also constitutes a “change in control event” described in Treasury Regulation Section 1.409A-3(i)(5).

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

ARMADA HOFFLER PROPERTIES, INC.

By: ____________________________________
Name:
Title:

PARTICIPANT

By: ____________________________________
Name:
Title:

EXHIBIT A

1.	Performance Goal: Total Shareholder Return (“TSR”) during the Performance Period.

2.
Number of Performance Units Earned: The number of Performance Units earned under this Agreement will be based [●]% on Absolute TSR and [●]% on Relative TSR. TSR shall be expressed as a percentage, calculated as the quotient of (A) Ending Stock Price plus Dividends Paid and (B) Beginning Stock Price, minus one (1):

TSR = ((Ending Stock Price + Dividends Paid)/Beginning Stock Price) - 1

(a)
Absolute TSR: To determine the number of Performance Units earned based upon Absolute TSR, the Target Award shall first be multiplied by [●]% (such product, the “Target Absolute Award”). Following the determination of TSR, the amount of the Target Absolute Award earned shall be determined based on the following chart. Interpolation shall be used in the event the percent does not fall directly on one of the percentages listed in the chart and in no event will the payout as a percent of the Target Absolute Award exceed [●]%.

Absolute TSR	Payout as a Percent of Target Absolute Award
36% and above	[●]%
30%	[●]%
24%	[●]%
Less than 24%	[●]%

(b)
Relative TSR: To determine the number of Performance Units earned based upon Relative TSR, the Target Award shall first be multiplied by [●]% (such product, the “Target Relative Award”). To determine Relative TSR, the Index Companies will be ranked from highest TSR to lowest TSR (with the Index Company with the lowest TSR being ranked number 1, the Index Company with the second lowest TSR being ranked number 2 and so on) and determining the Company’s percentile rank based upon its position in the list by dividing the Company’s positon by the total number of Index Companies (including the Company) and rounding the quotient to the nearest hundredth. For example, if the Company were ranked 108 on the list of 144 Index Companies, its percentile rank would be [●]%. The number of Performance Units earned based upon Relative TSR shall then be determined based upon the following chart. Interpolation shall be used in the event the Company’s percentile rank does not fall directly on one of the ranks listed in the chart and in no event will the payout as a percent of Target Relative Awards exceed [●]%.

Relative TSR	Payout as a Percent of Target Relative Award
75th Percentile	[●]%
62½th Percentile	[●]%
50th Percentile	[●]%
Below 50th Percentile	[●]%

(c)
Earned Performance Units. The total number of Performance Units earned is determined by adding the Performance Units earned based upon Absolute TSR and the Performance Units earned based upon Relative TSR (such total, the “Earned Performance Units”).

3.	Definitions

(a)
“Beginning Stock Price” shall mean the average trailing closing price of a share of Common Stock or a share of Index Company stock, as the case may be, for the five (5) trading days immediately prior to the first day of the Performance Period.

(b)
“Ending Stock Price” shall mean the highest average trailing closing price during any 30 consecutive trading days of a share of Common Stock or a share of Index Company stock, as the case may be, during the final ninety (90) days of the Performance Period.

(c)
“Dividends Paid” shall include all dividends and distributions made and declared, assuming such dividends and distributions are deemed to have been reinvested in additional shares of Common Stock or additional shares of an Index Company, as applicable.

(d)
“Index Companies” means the constituent companies of the MSCI US REIT Index on the first day of the Performance Period; provided, however, that any such company the shares of which are not readily tradable on a national securities market as of the last day of the Performance Period shall not be included in the Index Companies.